SABRINA CELEN LOPEZ GUERRERO
ESCRIBANA
Ads. Reg. 60
S.S. de Jujuy

COOPERATION AGREEMENT FRAMEWORK FOR THE ADVANCEMENT OF THE PROVINCE OF JUJUY'S PROMOTION PROGRAM FOR THE CULTIVATION AND PRODUCTION OF CANNABIS FOR SCIENTIFIC, MEDICAL AND/OR THERAPEUTIC PURPOSES

BETWEEN

CANNABIS AVATARA S.E.

AND

PLAYERS NETWORK INC. (PNTV)

This Agreement (the "Agreement") is made and entered into as of this thirteen (13th) day of December, 2018, (the "Agreement Date") by and among:

1. **CANNABIS AVATARA S.E.**, a state owned corporation duly organized and validly existing under the laws of the Republic of Argentina, with CUIT 30-71627410-8, domiciled in Jujuy, Argentina, legally represented by Gastón Morales, duly authorized by the Board of Directors of the corporation ("CANNAVA"); and

2. **PLAYERS NETWORK INC. (PNTV)**, a company duly organized and validly existing under the laws of the State of Nevada of the United States of America, domiciled in [domicile], legally represented by the Company's CEO Mr. Mark Bradley Feldgreber ("PNTV"),

CANNAVA and PNTV hereinafter jointly referred to as the "Parties" and each individually as a "Party".

RECITALS

1. PNTV is a limited liability Nevada corporation with cannabis cultivation fields and greenhouses, and cannabis processing and manufacturing facilities in the state of Nevada and has offered to work collaboratively with the Province of Jujuy to develop a value-added ecosystem for education, job creation and the delivery of safe, tested and affordable cannabis health products in accordance with Argentina's legal framework.

2. CANNAVA is a state-owned corporation, created by the Province of Jujuy through provincial Law 6.088 to cultivate cannabis and its derivatives for scientific, medicinal and/or therapeutic purposes, empowered to engage directly, or through third parties or in association therewith to develop and establish cannabis plantations, and the production, industrialization and commercialization of its derivatives and by-products.

3. The Province of Jujuy (hereinafter the "Province"), through provincial Law N° 6.012, adhered to federal Law N° 27.350 which establishes the regulatory framework for the medical and scientific investigation of medical, therapeutic and palliative use of cannabis and its derivatives.

4. The Province of Jujuy through Decree N° 6.622/2018, has established the creation of the "Provincial Program for the Promotion of Cannabis Cultivation and Production for Scientific, Medical and Therapeutic purposes" (the "Provincial Program") in line with the legal standards applicable, which focuses on the strategies and practices for the development of a plan of national scale for the investigation, cultivation, production, industrialization and commercialization of cannabis for scientific, medical and/or therapeutic purposes in the territory of the Province, subject to the permits required by the Authorities of the National Government.

5. The Province of Jujuy has advanced on several framework agreements with the National Institute of Agriculture and Livestock Technology (INTA), the National Security Ministry and the National Public Health Secretary, which would allow the

SABRINA BELEN LOPEZ GUERRERO

Province to execute its Provincial Program (collectively the "Framework Agreements").

6. The decision of promoting the cultivation and production of cannabis for investigation, medicinal and therapeutic purposes taken by the Province through CANNAVA is compatible with the scientific, industrial and commercial activity that PNTV proposes to develop in Argentina, in accordance with the legal norms in force, and within this framework to improve the capacity and ability of each Party to achieve its objectives and mandates.

7. On October 5th, 2018, the Province of Jujuy and PNTV signed a Memorandum of Understanding (the "MOU") whereby the Parties laid out the general terms by which they agree to work together in the development of a model of scientific approach for the cultivation, industrialization and production of cannabis for medical, therapeutic and palliative purposes to meet the highest standards of excellence and in compliance with the law, enabling the expansion of this model to the rest of the Argentine Republic.

8. The Parties now wish to agree on the terms and conditions on which they will cooperate in the advancement of a legal industry in Argentina (the "Industry").

NOW THEREFORE, in consideration of the foregoing and the mutual agreements of the Parties herein, the Parties hereby agree as follows:

SECTION 1. PURPOSE

1.01. **Purpose of the Agreement**. The Parties have decided to enter into this Agreement in order to (i) regulate the relationship between them, including the obligations and contributions that each will effect in connection with the joint development of the Pilot Cultivation Plan, the Industrial Cultivation Plan, and the Public Education and Communications Plan (collectively the "Project"); and (ii) establish the conditions for the compensation and distribution of any profits derived from the development of the Project.

1.02. **Scope of the Project.** The CANNAVA and PNTV joint cooperation which is the object of this Definitive Agreement shall comprise all stages of cultivation and harvest of cannabis but shall not comprise the Manufacture and Distribution Activities (hereinafter "MDA") defined for purposes of this Definitive Agreement as the processing of harvested raw cannabis, extraction of cannabis oil, and manufacturing of cannabis by-products and derivatives, and the sale thereof for local consumption and/or export, all which shall be carried out solely by PNTV. Until such time as PNTV receives all applicable permits to conduct the MDA, CANNAVA shall to the extent legally viable empower and allow PNTV (and/or the PNTV companies that PNTV may create to carry out such activities) to perform the MDA under CANNAVA´s authority, permits and licenses. Once such permits are available, the Parties will agree on the legal structure they will use to carry out the MDA phase. Until such time as the Parties determine and agree on said legal structure, the MDA will be temporarily included within the scope of the Project.

SABRINA BELEN LOPEZ GUERRERO
ESCRIBANA
Ads. Reg. 60 - S.S. de Jujuy

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1.03. Phases of the Project. The Project is expected to be implemented in several successive phases as described hereinbelow (the "Phases"). The Parties acknowledge that some specific activities to be carried out in each Phase will depend on the Parties applying for and obtaining the requisite permits, authorizations and licenses as are or may be required by laws and regulations.

SECTION 2. PARTIES AND CONTRIBUTIONS

2.01. Parties. As per articles 1449 and 1450 of the Civil and Commercial Code ("CCC"), CANNAVA will act as the Principal Manager and PNTV as the Principal Cooperation Partner. Accordingly, CANNAVA will be solely in charge and responsible before third parties for the development of the Project in accordance with this Agreement. The Parties agree to create a fiduciary for the deployment and management of the resources of the Project as established in Section 7. CANNAVA will be the only Party authorized to execute any activities requiring legal permits, authorizations and licenses in Argentina, until such time as PNTV is legally permitted to and obtains authorizations of its own. CANNAVA will use its best efforts to assist PNTV in obtaining such licenses, permits and approvals. The participation of PNTV will be limited to the fulfillment of the contributions for each Phase of the Project, for which the PNTV will be responsible before CANNAVA.

2.02. CANNAVA's Contributions. In order to carry out the Agreement's purpose, CANNAVA will make the following contributions in each Phase, as established in Section 3 of this Agreement:

i. The permits, authorizations and licenses provided by the applicable regulations required to (a) import, sow, cultivate and harvest cannabis in Argentina; (b) process harvested cannabis to extract and manufacture cannabis oil, its by-products and derivatives in Argentina; (c) export cannabis and cannabis by-products and derivatives from Argentina to buyers in foreign countries; (d) import and export plant, equipment, specialist supplies and human resources as necessary. The activities described above in (a), (b), (c) and (d), shall be referred to hereinafter as the "Essential Industry Activities".

ii. The capacity to cooperate with the INTA, the National Public Health Secretary's Office, the National Security Ministry and all other relevant Government Agencies in accordance with the Framework Agreements in order to undertake the scientific and commercial activities described herein.

iii. Free access to and use for a minimum of thirty (30) years from the Agreement Date of suitable agricultural land to cultivate in the Province of Jujuy a minimum of thirty (30) hectares of cannabis for the Pilot ("Pilot Cultivation Land" or "PCL") and approximately ten thousand (10,000) hectares for industrial cultivation.

iv. Free access to and use for the same period established in the preceding paragraph iii. of a minimum of 30x60 square meters of suitable land on or next to the PCL where facilities may be built to store and cure harvested cannabis product ("Facilities Land").

v. CANNAVA will ensure the availability of suitable land within the Free Trade Zone for PNTV or any of its companies/subsidiaries to develop the industrialization of the cannabis.

vi. Provide for the Security Protocol for the development of the Essential Industry Activities in the Cultivation Land and the Facilities Land. CANNAVA will arrange for

and obtain funding, if necessary, for the public street lighting and the security forces or police task force that will act as permanent human support.

Paragraph: The Parties agree that legal title to any assets contributed by CANNAVA to the joint activities described herein, including permits, authorizations and licenses, real estate, incoming funds or other monetary assets, are and shall remain exclusively that of CANNAVA. Nothing in this Agreement shall be construed as a transfer or assignment of any such property to PNTV.

2.03. **PNTV's Contributions.** In order to carry out the Agreement's purpose, the PNTV will make the following contributions in each Phase, as established in Section 3 of this Agreement:

i. Incorporate an operational subsidiary in Jujuy to engage in the activities that PNTV`s deem necessary for the execution of this Agreement, within ninety (90) days following the Agreement Date.
ii. Provide all required funding for the development of each of the Phases as described in Section 3 below.
iii. Provide all required funding to put in place the Security Protocol that CANNAVA will send, except for the contributions to be made by CANNAVA as per Section 2.02 above. Compliance with the Security Protocol is a condition precedent to the development of Phase One of the Agreement pursuant to Resolution 258/2018 of the National Security Ministry. Non-compliance with the Security Protocol would be considered a material breach of contract by PNTV.
iv. Share all required Intellectual Property (as defined in Section 9) necessary for the development of each of the Phases as described in Section 3 below.
v. Train workers in skilled and unskilled positions for the Project including growers, trimmers, propagation specialists, cultivation and/or nursery management, facilities operations, lab technicians, extraction specialists, packaging, distribution, sales and marketing, as established hereinafter.
vi. Build all necessary infrastructure necessary for the execution of this Agreement as established hereinafter.

Paragraph: The Parties agree that legal title to any assets contributed by PNTV to the joint activities described herein, including intellectual property, incoming funds or other monetary assets, etc. are and shall remain exclusively that of PNTV, except for those resources and assets that will be transferred to the fiduciary according to Section 7 hereinafter. Nothing in this Agreement shall be construed as a transfer or assignment of any such property to CANNAVA.

SECTION 3. PHASE ONE OR PILOT PHASE

3.01. Phase One or Pilot Phase

i. Phase One shall commence upon the signing of this Agreement.

ii. Phase One shall finalize with the harvesting of the crop produced on the PCL and/or the obtention of all necessary permits, licenses and approvals to perform the Essential Industry Activities, whichever is the latest.

SABRINA BELEN LOPEZ GUERRERO
ESCRIBANA

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iii. Phase One cultivation shall be fully supported by CANNAVA to allow PNTV to, directly or indirectly, import seeds to Jujuy for the creation of test plots located on a parcel of land approximately 30 hectares in size.

iv. The legal capability to perform the Essential Industry Activities shall be evidenced by such permits, authorizations and licenses provided for the applicable regulations issued -as the case may be- at the national, provincial and/or municipal level in the name of CANNAVA and/or PNTV.

v. In the event the legal capability to perform the Essential Industry Activities has not been achieved on or before June 30, 2019, the Parties will negotiate in good faith to extend the term of this Agreement; if no agreement to extend the term can be reached by December 21, 2019, this Agreement shall be deemed terminated without fault or liability of either Party.

3.02. Obligations of the Parties in Phase One

During Phase One the Parties respectively commit to the following obligations:

A. Phase One Obligations of CANNAVA:

i. CANNAVA shall employ its best efforts to obtain for itself, and to assist PNTV in the process of obtaining its own, legal capability, whether acting independently or jointly, in their own name or on behalf of third parties, to perform all the Essential Industry Activities.
ii. CANNAVA shall provide PNTV with free access and use of the Pilot Cultivation Land for as long as this Agreement remains in place.
iii. CANNAVA shall provide PNTV with free access to and use of the Facilities Land for as long as this Agreement remains in place.
iv. Negotiate and enter into the fiduciary agreement as established in Section 7 within ninety (90) days following the Agreement Date and comply with obligations established therewith.

B. Phase One Obligations of PNTV:

i. Within sixty (60) days of the Agreement Date PNTV shall submit to the review and approval of CANNAVA a detailed "Pilot Cultivation Plan" or "PCP" for a "single cycle" (sowing of cannabis seeds to the harvest of mature cannabis plants and extraction of cannabis oil) open air cultivation on the PCL of a minimum ten (10) hectares of cannabis that is estimated to produce approximately 10,000 kilos of raw harvested cannabis that once processed would produce approximately 1,000 liters of cannabis oil. The PCP shall detail the technical processes, procedures and specifications of the types of cannabis strains to be planted, a description of the by-products and derivatives that PNTV intends to produce from the harvested cannabis, as well as the quantification of the human resources and investments in infrastructure, facilities, equipment, etc. that will be required.

ii. The PCP shall take place between December 15th and June 30th, 2019, subject to weather and other natural conditions.

iii. During Phase One of this Agreement, at the request of CANNAVA, PNTV will supply up to 15 kilos of cannabis seeds, a maximum of 25 litres of cannabis oil (depending on yield) of strains and varieties to be agreed upon by the Parties, to be imported by the Province of Jujuy or CANNAVA or a duly licensed third party for purposes of conducting the analysis and testing to determine the potential for their cultivation and/or production for scientific, medical and therapeutic purposes and eventual distribution on a nationwide scale.

iv. It is understood that the output of both Bio-mass and Oils will vary depending on both the adaptation of genetics and weather conditions during the test period. PNTV does not nor can in any way ensure the success of the cultivation and harvest nor the quantities and amounts of harvested raw cannabis and/or by-products that might result from the PCP.

v. It is further understood PNTV's ability to describe the by-products that it intends to produce may be limited by permits such as exportation and any advances in legalization of cannabis in Argentina.

vi. PNTV shall provide all funding necessary - such funding shall be specifically determined in the PCP- to carry out full implementation of the PCP and transfer the funds to the fiduciary as described in Section 7.

vii. In the event CANNAVA proposes modifications to the PCP, the Parties will negotiate in good faith to revise the PCP to the mutual satisfaction of both.

viii. PNTV shall begin execution of the PCP within thirty (30) days of receiving notification of CANNAVA´s review and full approval of the PCP, subject to the Parties having been duly authorized under applicable Argentine laws at both the federal and provincial level to perform all activities described in the PCP. In the event authorization to perform the activities described in the PCP is delayed, execution of the PCP will commence thirty (30) days following the granting of such authorizations.

ix. PNTV shall be responsible for the entire deployment and implementation of the PCP operations as per the terms to be determined therein, provided that PNTV shall not be required to perform or engage in any activity whatsoever that in the sole opinion of PNTV may expose PNTV, its executives, employees and/or contractors to liability under the laws of Argentina and Jujuy.

x. The PCP shall conclude with the harvesting of the crop produced on the PCL.

xi. PNTV will share with CANNAVA activity reports during execution of the PCP and a final report of the results of the PCP no later than sixty (60 days) following finalization of the PCP.

xii. Negotiate and enter into the fiduciary agreement as established in Section 7 within ninety (90) days following the Agreement Date and comply with obligations established therewith.

SECTION 4. PHASE TWO OR INDUSTRIAL PHASE

4.01.Phase Two or Industrial Phase

i. As of the date of finalization of Phase One, PNTV shall have sixty (60) days to prepare and submit to CANNAVA a plan for the implementation of the expanded cannabis cultivation on an industrial scale (the "Industrial Cultivation Plan" or "ICP").

ii. It is essential and therefore a condition precedent to the advancement of Phase 2 that all export permits are finalized.

iii. The Industrial Cultivation Plan shall establish and define the principal parameters and milestones for a five (5) year project to progressively cultivate approximately 4,000 to 10,000 hectares of cannabis (the "Cultivation Land). Appendix A to this Agreement details the activities, parameters and milestones that the Industrial Cultivation Plan must substantially provide for.

iv. The Parties shall cooperate and negotiate in good faith to agree on a final version of the Industrial Cultivation Plan within thirty (30) days of PNTV submitting the plan to CANNAVA. In the event no agreement can be reached, this Agreement shall terminate without fault or liability of either party.

v. Phase Two shall commence the day following approval in writing of the Industrial Cultivation Plan by both Parties.

vi. In addition to the Industrial Cultivation Plan, the Parties will negotiate and agree on a public education and communications campaign that will provide for actions to promote further research and investigation of cannabis and its many uses (the "Public Education and Communications Plan"). Appendix B to this Agreement details the activities, parameters and milestones that the Public Education and Communications Plan must substantially provide for.

vii. PNTV will be the primary purchaser of all bio-mass and flower from the fiduciary through its separate production company that will operate in the Free Zone.

SECTION 5. DISTRUBUTION OF EXPENSES AND PROFITS

5.01.Expenses. PNTV will provide all funding needed to finance the development of the Project and the Phases as outlined.

5.02.Profits. The Parties shall distribute net profits quarterly and allocate them as follows:.

i. CANNAVA will be entitled to thirty percent (30%) and PNTV to seventy (70%) of the net profits derived from the raw Bio-mass and flower harvested cannabis in the PCL.
ii. CANNAVA will be entitled to thirty percent (30%) and PNTV to seventy (70%) of the net profits derived from the raw Bio-mass and flower harvested cannabis in the ICP.
iii. CANNAVA will be entitled to five percent (5%) of the net profits of the MDA developed by the PNTV extraction/manufacturing company while the enterprise is based exclusively in Jujuy Province, even in the case where PNTV obtains its own

licenses or permits to exploit the MDA autonomously, for as long as the Agreement is in place. If PNTV engages in any other business unrelated to the CANNAVA Project, CANNAVA will be entitled to two percent (2%) of the net profits of the new projects, even in the case where PNTV obtains its own licenses or permits to exploit the MDA autonomously, for a period of seven years from the commencement of the new project.

iv. CANNAVA will be entitled to increase its participation in the MDA phase according to the additional investments made by CANNAVA. The Parties will agree in due course the participation percentages corresponding to the new investments.

v. Should the Province of Jujuy or other government authority create or legislate to levy any additional taxes or fiscal charges to the Industry in any manner, the participation proportion set before, will be modified in order not to generate a substantial variation of the above terms. Substantial variation shall mean for purposes hereof a variation in excess of five percent (5%) of the terms existing prior to such new taxes.

5.03. **Markup per product:** In order to allocate net profits, the Parties agree that the Management Board will define a markup that takes into consideration both the cost of producing the product and the market value of the product to offer a competitive edge in the Industry.

Current reference markup rates per product:

Greenhouse flower cost plus 100%, CBD Bio-mass cost plus 150% and THC Bio-mass cost plus 200%

SECTION 6. MANAGEMENT

6.01. **Management Board.** The implementation of this Agreement will be managed and monitored by a Management Board. The Board will have equal representation by both Parties. The Board will meet or communicate at any time or place as convened by the Parties, or whoever they designate. All the actions to be executed through CANNAVA - as the legally authorized Manager- for the purpose of this Agreement will be decided by the Management Board. All the actions to be executed through PNTV for the purpose of this Agreement will be decided by the Management Board. Administration of the contributions also will be decided by the Management Board.

6.02. **Management.** CANNAVA as Principal Manager will be in charge of the execution of the Essential Industry Activities. The activities considered to be within the regular course of business will be managed by CANNAVA, once the Management Board approves those activities, in accordance with its own bylaws and this Agreement. CANNAVA and PNTV will present periodical statement and account reports to the Management Board at the end of every period as established below. Approvals may not be unreasonably withheld.

6.03. **Quarterly Investment Plan.** The Parties will agree on a quarterly investment plan for the execution of each of the PCP, ICP and the Public Education and Communications Plan (the "Investment Plans"). The Investment Plans will include the capital expenditures (CAPEX) and the operational expenditures (OPEX). PNTV will provide all funding necessary as established in the Investment Plans and will transfer the funds to the fiduciary as described in Section 7.

The Parties will meet within forty-five (45) days following the Agreement Date to agree the Investment Plan for the PCP. The Investment Plan for the Second Phase will be determined in the ICP as established in Section 4. Notwithstanding the foregoing, the Parties will commence the execution of Phase One of this Agreement even if such agreement has not been completed.

6.04.**<u>Management Board Meetings</u>.** The Management Board will meet at least once every three (3) months on the last business day of every quarter, commencing on the Agreement Date. The meetings may take place virtually through any electronic means the members agree to, as per notice sent by the Board Secretary. The following decisions require the unanimous agreement of the members:

i. Approving the fiduciary agreement within ninety (90) days following the Agreement Date and any instructions to the fiduciary in connection with the contributions and the distribution of expenses and profits. Notwithstanding the foregoing, the Parties will commence the execution of Phase One of this Agreement before the completion of such fiduciary agreement.
ii. Funding of the Project and the terms of any additional contributions by the Parties.
iii. Engaging external accounting, legal or auditing services in connection with the execution of the Agreement.
iv. The constitution of any additional business vehicles for the execution of the Project in any of its Phases.
v. Any modification to Sections 2 and 5 in connection with the contributions and/or the distribution of expenses and profits.
vi. Approval of the markup per product for the purpose of determining the distribution of net profits.
vii. Allowing third parties (e.g. other cultivation brands and PNTV partners) access to parcels of the Pilot Cultivation Land or the Cultivation Land, to advance the purposes of the Project.
viii. Filing any lawsuit or other legal action against any third party in connection with the development of the Project.
ix. Early termination and liquidation of this Agreement.
x. Any decision related with any tax or levy imposed to any of the Parties in connection with the execution of this Agreement.
xi. Any press release or publication in which PNTV and/or CANNAVA are mentioned or any of the Parties provide information regarding the Project and/or this Agreement or any of its Phases.
xii. In the event of bringing in a third-party lender, any decision pertaining borrowing or lending contracts or operations.
xiii. Approval of the Pilot Cultivation Plan, the Industrial Cultivation Plan and the Public Education and Communications Plan and any modifications thereof as well as the Investment Plans for each of these Phases.
xiv. Approval of any licensing, assignment or other transference of Joint Intellectual Property (as defined in Section 9 below) to any third party.
xv. Assessment of any possible impacts of the fluctuations of the exchange rate over the project and definition of action plans.
xvi. Any other issues that the Parties agree to.

6.05.**<u>Statement and Account/Activity Reports</u>.** CANNAVA and PNTV will present statement and accounts reports on the management of contributions related to the

execution of this Agreement during the quarterly Management Board's meetings, in accordance with generally accepted accounting principles applied on a consistent basis. Both CANNAVA and PNTV will table activity reports on the development of each of the Phases of the Project during said meetings. In the event PNTV and/or CANNAVA do not comply with any of the terms established for the execution of each of the Phases, it will have to provide a specific report describing the reasons and a mechanism to remedy the breach.

6.06. **General Accounting.** All accounting will be compliant with GAAP (General Accepted Accounting Principles).

SECTION 7. FIDUCIARY

7.01. The Parties agree to enter into a fiduciary agreement for the administration of the assets and resources provided by both PNTV and CANNAVA for each of the PCP, ICP and the Public Education and Communications Plan, according to the Investment Plans approved by the Management Board within ninety (90) days of the Agreement Date. PNTV must transfer the amount established by the Investment Plan for each of the Phases to the fiduciary, within thirty (30) days of approval by the Management Board. The beneficiaries of the fiduciary will be CANNAVA and PNTV according to the contributions and the distribution of expenses and profits established in Section 5.

SECTION 8. RIGHT OF FIRST REFUSAL

8.01. In the event the expansion of the Industry opens new markets, new suitable agricultural land or new products, and CANNAVA decides to participate in such opportunities on its own, within the scope of the Provincial Program, CANNAVA shall give PNTV a right of first refusal to become a partner, contractor or supplier of CANNAVA in the said opportunity. PNTV will have thirty (30) days from the receipt of proper notice to exercise or decline this right.

8.02. In the event any third party approaches CANNAVA to develop jointly a new enterprise or joint venture for the cultivation, manufacturing and/or commercialization of cannabis products, CANNAVA shall give PNTV a right of first refusal to become the partner, contractor or supplier of CANNAVA to conduct and perform such enterprise or joint venture in reasonably comparable conditions including financial capability, scale of production, intellectual property and know-how, transfer of technology, etc. PNTV will have thirty (30) days to exercise or not this right.

SECTION 9. CONFIDENTIALITY

9.01. All information and developments resulting from the association between the parties with regards to this Agreement, as well as any technical, financial and business information relating to a Parties' research, development, products, production, manufacturing, finances, marketing, customers, or business plans, including, without limitation, trade secrets, know-how, data, formulae, processes, other intellectual property, or confidential communications are and shall remain confidential

("Confidential Information"). Each Party will maintain in strict confidence and will not use or disclose other than as authorized by the disclosing Party, any Confidential Information received from the other Party and all such information shall be treated as confidential information hereunder

9.02. The Parties agree that they will not disclose Confidential Information to anyone other than (a) its own employees who require access, who will maintain and protect the confidentiality of this information and will take all necessary and proper precautions to prevent any unauthorized use or disclosure of this information, and (b) its Agents who have a need to know such information for the purpose of conducting activities in connection with the execution of this Agreement provided, however, that all Agents must be informed of the confidential nature of the information and agree to be bound by the terms of this Section. Each Party will be responsible for any breach of this Agreement by any of its respective Agents. "Agents" shall mean a Party's advisors including its agents, attorneys, accountants, consultants, officers, directors, partners, or managers.

9.03. Notwithstanding the foregoing, Confidential Information does not include information that: (i) at the time of disclosure is, or thereafter becomes, generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Agreement; (ii) was known by or in the possession of the recipient, as established by documentary evidence, prior to being disclosed by or on behalf of the disclosing party pursuant to this Agreement; (iii) was or is independently developed by the recipient, as established by documentary evidence, without reference to or use of, in whole or in part, of any of the disclosing Party's Confidential Information; and/or (iv) to the extent it is required to be disclosed by law or by an order of any court or other governmental authority.

9.04. Without limiting any of the foregoing, PNTV shall not, without the prior written consent of CANNAVA, publish, blog, post on a social media or networking site (e.g., Facebook, Twitter, Tumblr, LinkedIn, Glassdoor) nor otherwise disclose to any person any information or otherwise make any statement or participate in an interview, in each case, regarding (i) this Agreement or its implementation, (ii) the Industry, (iii) CANNAVA and its affiliates and/or the respective directors and officers of such entities, or (iv) any of the respective operations, products, services, financial conditions, prospects or capabilities of any such persons and entities.

9.05. The provisions of this Section shall remain in force during the term of this Agreement and for a period of [five (5)] years after its expiration or termination.

SECTION 10. INTELLECTUAL PROPERTY

10.01. Any and all copyright, database rights, design rights, inventions or discoveries (whether or not patentable) trademarks, service marks, trade names and other rights in know-how, trade secrets and other confidential information of any kind existing anywhere in the world whether or not registered, and all applications, renewals and extensions of the same belonging to either Party (the "Intellectual Property") that is contributed to the joint activities that are performed under this Agreement and

preexisting the Agreement Date, shall remain the exclusive property of that contributing Party.

10.02. Commencing promptly after the Agreement Date and from time to time thereafter, PNTV shall disclose to CANNAVA the Intellectual Property contributed to the joint activities and required to develop the PCP, ICP, the Public Education and Communications Plan and the MDA. PNTV agrees to grant and hereby grants to CANNAVA, a worldwide, irrevocable, non-exclusive, non-transferable, royalty-free right and license to the Intellectual Property for the sole purpose of conducting CANNAVA's activities, for as long as this Agreement remains in place.

10.03. Any and all Intellectual Property made, developed, conceived, first reduced to practice, fixed in any tangible medium of expression or created by PNTV and/or CANNAVA as a result of the activities performed under this Agreement, shall be the joint property of the Parties (the "Joint IP"), unless the Parties otherwise agree upon in writing. However, neither Party shall have the right to license, assign or otherwise transfer Joint IP to any third party, without the prior written approval of the other Party.

10.04. Each Party agrees to and hereby assigns to the other Party, or its designees, an undivided one-half of its full right, title and interest in and to all Joint IP. Each Party agrees that, during the term of this Agreement and subsequent to the completion or termination of this Agreement, they will, at the other Party's request and expense, execute any and all applications for patents, copyrights or other rights in the U.S., Argentina or any other country and otherwise provide assistance (including, but not limited to, the execution and delivery of instruments of further assurance or confirmation) to assign an undivided one-half interest in said Joint IP to the other Party and to permit the other Party to enforce any patents, copyrights or other rights in and to said subject Intellectual Property.

10.05. Each of the Parties shall promptly and fully disclose to the other Party all Joint IP and shall identify and maintain records of Joint IP, and a copy of all such records shall be promptly provided to the other Party. Such records shall be considered Confidential Information hereunder.

10.06. For each Joint IP identified hereunder:

i. The Parties agree not to file any patent, trademark or copyright applications relating to such Joint IP, without first notifying the other Party.

ii. The Parties agree that (i) they shall share equally in the expenses to file and prosecute any and all patent or other Intellectual Property rights applications for such Joint IP; and (ii) either Party will be free to treat, exploit or dispose of any such Joint IP as it sees fit, including, but not limited to, the right to make, have made, use, offer for sale, sell or otherwise distribute, perform and display, reproduce, modify, make derivative works of, combine with such Party's other products, electronically transfer, import and export, such Joint IP without a duty to account or pay any royalties to the other Party.

iii. For a period of 5 years from the date such Joint IP is identified, either Party will have a no-cost option right to elect to negotiate, subject to a reasonably-negotiated royalty and terms, the purchase or exclusive license of the other Party's ownership rights in such Joint IP, to the extent permitted by law.

iv. Upon learning of any infringement of Joint IP, from any source, (i) the Parties shall first determine if

v. they desire to jointly take action to suppress or eliminate such infringement; (ii) if the Parties decide to take such action jointly, the Parties agree that they will share equally in the expenses related to such actions, and share equally in any recovery as a result of such action; (iii) in the event that either Party decides not to participate in such action,

the other Party shall have sole discretion to take whatever action it determines is necessary or appropriate under the circumstances, including without limitation, legal action to suppress or eliminate any such infringement, at the acting Party's expense; (iv) the non-acting Party agrees to cooperate with the acting Party in such action and the acting Party agrees that it will reimburse the non-acting Party's reasonable and actual expenses incurred in such action; and (v) the acting Party shall retain any recovery from such action.

10.07. Except as expressly provided for in this Agreement, neither Party grants to the other any rights to use its trade names, trademarks, service marks, logos or designations (each a "Mark" and collectively the "Marks") in connection with exploiting Joint IP. Any license to Marks shall only be granted pursuant to a separate trademark license mutually agreed by the Parties.

SECTION 11. INDEMNITY

11.01. The Parties undertake to protect, compensate and hold CANNAVA harmless about any damage, liability and/or contingency, without limitation, that CANNAVA or its assignees may suffer as a result of any action or omission by PNTV or any dependent or person commissioned by the same that may result in damages or obligations of payment for CANNAVA.

11.02. The Parties undertake to protect, compensate and hold PNTV harmless about any damage, liability and/or contingency, without limitation, that PNTV or its assignees may suffer as a result of any action by CANNAVA or any dependent or person commissioned by the same that may result in damages or obligations of payment for PTVN.

11.03. Specifically and not limited to it, the Parties undertake to defend, compensate and safeguard each other, their affiliates, shareholders, officers, directors, assignees and workers in general against any and all responsibilities, damages, losses, claims, lawsuits, actions, intentions and/or expenses in general (including procedural costs and attorney expenses) to the extent they result, arise from or relate to any litigation or lawsuit filed against one of the Parties resulting from negligence or wilful misconduct, by the other Party or any dependent or person commissioned by the same with regard to the present Agreement.

11.04. This clause shall survive the expiration or other termination of this Agreement.

SECTION 12. TERM AND TERMINATION

12.01. Term. This Agreement shall commence on the Agreement Date and continue until terminated as described herein.

CARMEN LOPEZ GUERRERO
ESCRIBANA

12.02. Termination. Without prejudice to any other rights or remedies to which the Parties may be entitled to, any Party may terminate this Agreement on the occurrence of any of the following events:

i. Failure to accomplish the purposes of this Agreement or the impossibility to execute the Project or any of its Phases. In any case, this Agreement shall be deemed terminated, without this leading to any type of penalty or compensation pursuant to Section 4.01 num. iv. and Section 3.01 num. v.

ii. If any Party attempts to assign this Agreement without the prior written approval of the other Party, unless otherwise allowed pursuant to the terms of this Agreement;

iii. Any material breach by one of the Parties which has not been remedied within thirty (30) business days of written notice given to the breaching Party by the other Party;

iv. If any of the Parties (i) becomes insolvent; (ii) files a petition in bankruptcy or an involuntary petition in bankruptcy is filed against a Party and is not dismissed within 30 days of such filing; (iii) is subject to the appointment of a trustee, receiver or other custodian for such Party or such Party's property;

v. If authorized by law or by decision of competent independent authority.

12.03. Liquidation. Either of the Parties will convene a Management Board Meeting with at least ten (10) business days' notice to be held according to Section 6, in order to present and approve the final status and accounts report, winding-up and liquidating all businesses of the partnership. The report shall include an accounting of all of the assets, liabilities and net worth of the partnership as of the effective date of the termination of this Agreement. On completion of the accounting, the Parties shall pay all the liabilities, including those owing to the Parties other than for capital or profits. The fiduciary shall return to PNTV any remaining contributions it received that remain unspent after payment of such liabilities. All amounts remaining after payment of the above liabilities shall be distributed in accordance with Section 5.

SECTION 13. MISCELLANEOUS

13.01. Representations and Warranties. Each of CANNAVA and PNTV represents and warrants to the other as follows:

i. It is duly organized and validly existing and has full power and legal right to execute and deliver this Agreement and to perform the provisions of this Agreement on its part to be performed.
ii. The execution, delivery and performance by each of the Parties of this Agreement has been duly authorized by all necessary corporate or governmental action.
iii. This Agreement is valid and binding obligation, enforceable against it in accordance with the terms hereof.
iv. To the best of each Party's knowledge, this Agreement does not conflict with any existing contract of either Party or its affiliates.

13.02. **Taxes**. Subject to the provisions of this Agreement, each Party will be responsible for their corresponding taxes derived from the execution and performance of the Agreement in accordance with Argentinian legislation.

13.03. **Independent Contractors**. CANNAVA and PNTV are independent contractors with respect to one another, and neither party shall be considered or deemed to be an agent, or partner of the other except as specifically provided for in this Agreement. Neither CANNAVA nor PNTV shall have the authority to contract for or bind the other party in any manner and both parties agree not to do so, and neither party shall represent itself as an agent, or partner of the other party or otherwise authorized to act for or on behalf of the other party.

13.04. **Compliance with Labor Laws.** The Parties agree to comply in all material respects with the requirements of all national and provincial labor laws and regulations, social security contributions and occupational risk management.

13.05. **No Waiver**. The non-compliance by either of the Parties to apply any disposition of this Agreement shall not be interpreted as waiving the right of that Party to seek compliance of such dispositions.

13.06. **Assignment.** Neither of the Parties may at any time sell, assign, license, sublicense, transfer or convey all or any interest in this Agreement to any person without the permission in writing of the other Party.

13.07. **Severability**. If any of the covenants contained in this Agreement shall be held unreasonable by reason of the area, duration or type or scope of activity covered by the said covenant, or for any other reason, then the said covenant shall be given effect in reduced form as may be decided by any court of competent jurisdiction. If, notwithstanding the foregoing, any clause or any portion of any such covenant shall be unenforceable or declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining portions of the covenant and such unenforceable or invalid portion shall be severable from the remainder of this Agreement.

13.08. **Entire Agreement**. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all previous agreements, purchase orders and understandings with respect to the subject matter hereof, and no modification or amendment of this Agreement shall be valid unless the same shall be in writing and signed by CANNAVA and PNTV. There are no understandings, agreements or representations nor warranties, express or implied, written or oral, with respect to the subject matter hereof not specified herein.

13.09. **Counterparts. Electronic Transmission**. This agreement may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute one and the same instrument and shall become one agreement when one or more counterparts have been signed by each of the parties and delivered to the other. Delivery of an executed counterpart of this letter by facsimile, .pdf, .tiff, .gif, .jpg or similar image (any such delivery, an "Electronic Delivery") sent via electronic mail shall be equally as effective and binding as delivery of an executed original counterpart. No Party hereto shall raise the use of Electronic Delivery to deliver a

signature or the fact that any signature was transmitted or communicated using Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense.

13.10.**Notices.** All notices required or permitted under this Agreement shall be given in writing and shall be personally delivered or sent by e-mail, certified mail, postage prepaid, addressed as follows:

If to CANNAVA

____

____

____

If to PNTV

M. Bradley

Players Network Inc.
1771 E Flamingo Rd Ste 201A
LAS VEGAS NV 89119-5157

The Parties may change their address from time to time upon written notice to the other Party. Any notice shall be deemed to have been effective when delivered.

13.11.**Governing Law and Jurisdiction.** This Agreement shall be governed by and construed in accordance with the laws of Argentina, without having regard to any choice of laws or conflict of laws rules thereof that might indicate the application of the laws of any other jurisdiction. Any dispute or claim arising out of or relating to the Agreement or claim of breach hereof shall be brought exclusively in the ordinary courts of Jujuy, Argentina.

13.12.**Conflicts.** The Parties agree that: (i) in the event of a conflict between the terms of this Agreement and the terms of any Appendices attached hereto, the terms of this Agreement shall prevail; and (ii) in the event of a conflict between the terms of the English version of this Agreement and the terms of the Spanish translated version of this Agreement, the terms of the Spanish version shall prevail.

13.13.**Appendices.** The following documents are enclosed to the Agreement as Appendices and are an integral part of the Agreement to all effects:

Appendix A – Industrial Production Plan
Appendix B – Public Education and Communciations Plan

For evidence of the obligations and compromises that by this Agreement are acquired, it is signed in two original copies of the same value, each destined to each of the contracting Parties, on the thirteen (13th) day of the month of December of two thousand eighteen (2018).

SABRINA BELEN LOPEZ GUERRERO
ESCRIBANA
Ads. Reg. 69 S.S. de Jujuy

18

"PNTV"	***"CANNAVA"***
Mark Bradley	Gaston Morales
CEO	President
Players Network Inc	Cannabis Avatara S.E.

CERTIFICACION DE FIRMAS
Serie C 01266558

CERTIFICACION DE FIRMAS
Serie C 01266559

SABRINA BELEN LOPEZ GUERRERO
ESCRIBANA
Ads. Reg. 69 S.S. de Jujuy

SABRINA BELEN LOPEZ GUERRERO
ESCRIBANA
Ads. Reg. 69 S.S. de Jujuy

ACTUACION NOTARIAL Nº 458545
Lº 03 Fº 208 Aº 381
S. S. DE JUJUY, 13 DIC 2018

SABRINA BELEN LOPEZ GUERRERO
ESCRIBANA
Ads. Reg. 69 S.S. de Jujuy

CELEN LOPEZ GUERRERO
ESCRIBANA
S.S. de Jujuy

Appendix A. Industrial Cultivation Plan

A.1. The Industrial Cultivation Plan to be submitted under this Agreement will provide for the principal parameters and operational aspects of an industrial scale cannabis project including cultivation, production and manufacturing processes, supply chain and distribution aspects, the Investment Plan, and the duties and obligations of each Party necessary to conduct and carry out a plan which main goals are:

1.1.Build an active national and international supply chain for the domestic and international market that would generate substantial revenues.

1.2.Support a scientific investigation program designed for the development of cannabis-based medical solutions.

1.3.Set up a marketing and distribution program aimed at offering a diversified cannabis product line using existing infrastructure of local and national pharmacy.

1.4.Develop a system so that Argentine companies and individuals can operate in the Industry under licenses provided by the applicable authority under protocols established by the Province of Jujuy with PNTV`s and other approved collaborators.

1.5.Set standards and terms applicable to the export of cannabis products out of Argentina.

1.6.Review the possibility of reproducing this infrastructure through several Argentine provinces that will best support the plant grown in an efficient manner within each region.

A.2. PNTV will build at a minimum:

2.1.A 1.5 million sq. ft. mixed light facility with all environmental controls beginning with the first 100,000 sq. ft. house and 20,000 sq. ft support facilities, curing rooms, trimming, water systems, equipment room, storage, employee break rooms, offices and product vault.

2.2.A1,000 square meters drying barn located in the Cultivation Land.

2.3.A 1,000 square meter manufacturing and distribution industrial buildings to be constructed in the Free Zone. This will be phased out to begin with an extraction facility and storage facility design for oil export and raw oil to use as ingredients for other cannabis products as law permits.

2.4.Purchase equipment for manufacturing plant capable of processing raw bio-mass cannabis plant into oil, by-products and derivatives.

2.5.Construct, staff, and provide all furniture, fixtures and equipment for those buildings, offices, greenhouses it determines to be reasonably necessary for efficient industry operations; it being acknowledged that initial industry operations will be conducted from temporary space provided by Province of Jujuy at no cost to the company.

A.3. The Parties will agree on a Security Protocol for the Second Phase.

SABRINA BELEN LOPEZ GUERRERO
ESCRIBANA
Ads. Reg. 69 S.S. de Jujuy

A.4. CANNAVA will use its best efforts to allow PNTV to share a portion of the [existing estate home building] to set up its onsite offices for the administration of this Agreement; any required improvements will be paid for by PNTV.

A.5. PNTV will hire and train workers in skilled and unskilled positions for the Project including: growers, trimmers, propagation specialists, cultivation and/or nursery management, facilities operations, lab technicians, extraction specialists, packaging, distribution, sales and marketing. At a minimum the job creation will comprise the following:

5.1. Every 15,000 sq. m. of greenhouse will require a minimum of 60 jobs with a proportion of 20/80 skilled /unskilled positions.
5.2. Every 1,000 sq. m. of manufacturing will require a minimum 20 jobs with a proportion of 40/60 skilled/ unskilled positions.
5.3. Every 25 ha. will require a minimum 5 jobs with a proportion of 20/80 skilled/ unskilled positions.
5.4. Minimum of 15 jobs in corporate positions (i.e. sales, marketing, administration, logistics, management etc.)

A.6. CANNAVA will use its best efforts to grant all Cultivation Land hereunder for up to 99 years as of the start of Phase Two. The grant will be free of charge during an initial period of five (5), years provided PNTV is in material compliance with the obligations detailed in the Agreement.

A.7. CANNAVA will use its best efforts to have the right to sublease parcels of the Cultivation Land to other cultivation brands and partners and provide them with such permits under PNTV entitlements.

A.8. For every 200 new jobs created by PNTV and /or its sub-licenses, Jujuy will increase the amount of land committed by 2,000 Hectares. Such land will be used by PNTV for Industry related purposes, with PNTV bearing responsibility for building any additional light industrial facility with its own resources.

SABRINA BELEN LOPEZ GUERRERO
ESCRIBANA
Ads. Reg. 69 S.S. de Jujuy

21|2

APPENDIX B. Public Education and Communications Plan

B.1. The principal objectives, activities and guidelines of the Public Education and Communications Plan shall include the following:

1.1. Collaborate with governments and relevant professionals to develop rules and regulations ruling the Industry with the goal of providing the people of Jujuy with an easy to follow roadmap for obtaining their own cannabis cultivation licensing at such a time when it becomes federally legal.

1.2. Upon the execution of Phase 2, promote support and public awareness of the health benefits of cannabis products by engaging with and informing the medical community, research scientists, agriculture experts, teachers and political leaders. Any such promotion and promotional material shall be coordinated between the Parties and authorized in advance by CANNAVA.

1.3. CANNAVA shall enter into agreements with laboratories and the relevant government agencies at the National and/or provincial level to conduct the analysis and testing of cannabis seeds and plants, oil, by-products and derivatives thereof, whether imported or produced in Argentina, for the purposes of determining the potential of such products for their cultivation, production and manufacturing for scientific, medical and therapeutic purposes, including distribution on a nationwide scale.

1.4. Work with Argentine national and provincial governments and private companies to develop a communications/public relations strategy that will inform the ultimate consumer of products developed by the Industry through a flexible, interactive and exponentially expandable internet-based infrastructure dedicated to the Industry

B.2. CANNAVA will implement and engage in the following:

2.1. Hire and relocate cannabis experts to teach at university level in Jujuy (and other potentially participating provinces).

2.2. Engage teachers and provide all equipment needed for the education enterprise.

B.3. PNTV will implement and engage in the following:

2.3. Provide internships for university or training college students working in farms. Subject to approval, students who successfully complete the inclusive program including agriculture, lab work, and manufacturing will be offered job placement assistance.

2.4. Provide product training programs for doctors, pharmacist and caregivers.

2.5. Collaborate with a local university or training college agreed upon with CANNAVA and the Province of Jujuy to develop an education and training program based on the model currently employed in the USA (the "Training Program"). The curriculum will include plant and strain education, dosing, fertilization, extraction, cannabis biology, and medical uses as it pertains to specific strains.

2.6. Collaborate with a laboratory to develop a testing and training program based on the model currently employed in the USA (the "Testing Program"). The curriculum will include plant and strain education including all testing for safe medical grade products. These tests will include, hard water, pesticides and microbial testing.

B.4. CANNAVA may as it may deem necessary and convenient, introduce representatives of PNTV to: (a) those agricultural schools to which they wish to offer educational programs; and (b) to those members of the media and those professionals involved in or associated with the Industry including specifically those members of the media and those professionals identified by PNTV from time to time. Any communications shall comply with the protocol set forth in Section 8.04 of the Agreement.